Exhibit 10.1

AMENDMENT TO EMPLOYMENT OFFER LETTER

This AMENDMENT TO EMPLOYMENT OFFER LETTER (“Amendment”) is entered into as of May 4, 2026 (the “Amendment Date”), by and between Verde Resources, Inc. (the “Company”) and Jack Wong, an individual (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Offer Letter, dated September 30, 2022 (the “Offer Letter”), related to the Executive’s employment as Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive wish to amend the Offer Letter on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual premises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree to amend the Offer Letter as follows:

1. Capitalized Terms. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter.

2. Amendment to Section 2. In order to extend the term of the Offer Letter for an additional five (5) years from its original date of termination, Section 2 of the Agreement is deleted and replaced in its entirety with the following; ‘Your appointment shall commence on the October 1, 2022 and end on September 30, 2032, subject to further extension at the Company’s discretion.”

3. No Other Amendments. Nothing in this Amendment is intended to amend any language of the Offer Letter other than as specifically set forth above, and the remainder of the Offer Letter shall be unmodified and in full force and effect.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Amendment to Employment Offer Letter as of the Amendment Date.

Verde Resources, Inc.

By:	/s/Eric J. Bava
Eric J. Bava
Chief Operating Officer

/s/Jack Wong
Jack Wong